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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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77968.0003
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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

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      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

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      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

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      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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
FOR IMMEDIATE RELEASE


ISS RECOMMENDS VOTING FOR TRAVIS STREET PARTNERS DIRECTORS

Houston, April 4, 2001 - With less than two weeks before the annual ICO, Inc., Inc. (NASDAQ: ICOC - news) shareholder meeting, Institutional Shareholder Services ("ISS"), the nation's largest independent proxy advisory firm, recommended that ICO shareholders elect the director slate nominated by Travis Street Partners, LLC, at ICO's 2001 Annual Meeting of Shareholders to be held on April 17. In its report, ISS commented on issues of importance to ICO shareholders:

         - On the director vote: "We conclude that shareholders would best be served by the election of the dissident slate of directors, which will inject a healthy dose of independence into ICO's board."

         - On ICO governance: "The board cannot excuse a pattern of overgenerous compensation practices by blaming a compensation consultant."

         - On grants of voting rights to Dr. Asher "Al" O. Pacholder and Sylvia A. Pacholder: "The conferring of merger-related voting rights to the Pacholders creates at least an appearance of impropriety since it starkly contradicts the "one share, one vote" rule of good corporate governance."

         - On compensation: "The historical composition of the Compensation Committee . . is particularly troublesome, since Mr. [William J.] Morgan [an ICO director and officer of Pacholder Associates, Inc.] and Dr. Pacholder were effectively setting one another's pay levels in a clear breach of good governance practice. "

         - On the possibility of a tender offer by TSP: "[T]he terms of ICO's shareholder rights plan appear to render a tender effectively impossible."

         -        On ICO's proposed sale of its oilfield services business:
                  "While proffered as shareholders' salvation, [it] is a last minute deal that bears close examination on that basis alone . . [and] . . offers no immediate payout to shareholders at a time when a clearly interested party has offered $2.65 per share to purchase the company in cash."

         - On the appropriateness of electing TSP's nominees: "we believe that the addition of TSP's nominees would be beneficial whether or not [the Varco] deal is consummated."

"ISS is a respected, independent organization which provides objective evaluations of proxy contests for its institutional clients," said Chris O'Sullivan, a TSP manager. "We are very pleased that their 16 page, in-depth analysis of ICO governance issues concurs in most respects with our own."

After receiving a TSP proposal to acquire ICO for $2.65 per share in cash, ICO entered into a letter of intent to sell its oilfield services unit for $165 million, a transaction which will yield no cash for shareholders. "Nothing in the letter of intent Al Pacholder negotiated with Varco shows how ICO will avoid a tax bill of about $30 million or $1.30 per share," O'Sullivan said. "That cash comes right out of shareholders' pockets. We believe this transaction will decrease, not enhance, shareholder value." ICO common shares closed yesterday on the Nasdaq at $1.91 per share.

To support TSP, shareholders should vote their gold cards in favor of the TSP director slate and discard the white proxy card mailed by management. For more information, TSP is encouraging shareholders to call its proxy solicitor, MacKenzie Partners, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).